rVue Holdings, Inc.

17W220 22nd Street, Suite 200

Oakbrook Terrace, Illinois 60181

March 30, 2016

Typenex Co-Investment, LLC

303 East Wacker Drive, Suite 1040

Chicago, Illinois 60601

Attn: John Fife

Re:

Termination of Securities Purchase Agreement and Convertible Promissory Note

Dear John:

Please refer to (i) the Securities Purchase Agreement (the “SPA”), dated July 7, 2015, by and between rVue Holdings Inc., a Nevada corporation (“rVue”), and Typenex Co-Investment, LLC, a Utah limited liability company (“Typenex”), (ii) the Secured Convertible Promissory Note (the “Note”), issued July 7, 2015, by rVue in favor of Typenex, in the principal amount of Two Hundred Fifty-Two Thousand Five Hundred Dollars ($252,500), and (iii) the Investor Notes (as defined in the SPA, and together with the SPA and the Note, the “Typenex Documents”).

In consideration for the payment of Fifty Thousand Dollars ($50,000.00) (the “Payoff Amount”), all of rVue’s obligations arising out of or related to the Typenex Documents will be deemed paid and satisfied in full, including without limitation all principal, interest, fees, expenses, and other amounts outstanding or payable under and/or in connection therewith, whether now or in the future (collectively, the “Obligations”). Upon payment to Typenex of the Payoff Amount, all of the Obligations shall be fully paid, satisfied and discharged, and the Typenex Documents shall automatically and indefeasibly terminate and neither party thereto shall have any other or further obligations, liabilities or indebtedness whatsoever to the other party thereto arising out of or related to the Typenex Documents.

As additional consideration for rVue’s agreement to execute this letter agreement (the “Letter Agreement”), Typenex hereby forever and fully releases, acquits, waives, relinquishes, discharges and exonerates rVue and its past, present and future direct and indirect subsidiaries, parents and affiliates, and each of their respective officers, directors, shareholders, employees, agents and professionals (collectively, the “rVue Releasees”) from any and all claims, losses, damages, exemplary damages, injuries to both person and property, contracts, covenants, warranties, debts, liabilities, costs, expenses, sums of money, controversies, accounts, suits, actions, causes of action of every name, kind and nature whatsoever, and damage of any character whatsoever, known or unknown, foreseen and unforeseen, which it has or may have had against rVue, or may hereafter acquire or accrue, in law or in equity, which directly or indirectly, in whole or in part, have resulted from or may in the future arise from or related to the Typenex Documents (each a “Claim” and, together, the “Claims”), provided that, (i) nothing set forth herein shall release the rVue Releasees from any claims arising pursuant to this Letter Agreement, and (ii) in the event that any rVue Releasee asserts a Claim against Typenex or any Typenex Releasee (as defined below) on account of a Claim released by Typenex hereunder, this release shall cease to be effective as to such rVue Releasee but only as to the Claim so asserted.

As additional consideration for Typenex’s agreement to execute this Letter Agreement, rVue hereby forever and fully releases, acquits, waives, relinquishes, discharges and exonerates Typenex and each of its past, present and future direct and indirect subsidiaries, parents and affiliates, and each of their respective members, officers, directors, employees, agents and professionals (collectively, the “Typenex Releasees”) from any and all Claims, provided that, (i) nothing set forth herein shall release the Typenex Releasees from any claims arising out of this Letter Agreement, and (ii) notwithstanding the foregoing, in the event that any Typenex Releasee asserts a claim against rVue or any rVue Releasee on account of a Claim released by rVue hereunder, this release shall cease to be effective as to such Typenex Releasee but only as to the Claim so asserted.

The terms and conditions set forth in Section 8 (Miscellaneous) of the SPA are hereby incorporated by reference herein and shall have the same force and effect with respect to the provisions set forth therein as though fully set forth in this Letter Agreement; provided, however, that all references to “Agreement” in the SPA shall be deemed to mean this Letter Agreement for the purposes hereof.

Very truly yours,

/s/ Mark Pacchini

Mark Pacchini, Chief Executive Officer

Acknowledged and agreed

as of the date first above written:

TYPENEX CO-INVESTMENT, LLC,

a Utah limited liability company

By:      /s/ John M. Fife

Name: John M. Fife

Its:       President